NEWS RELEASE                                  [GRAPHIC OMITTED][GRAPHIC OMITTED]
For further information, please contact:
Elizabeth Cook
Assistant Vice President/Marketing
610-873-5240
                              FOR IMMEDIATE RELEASE



                            DOWNINGTOWN NATIONAL BANK
                       ANNOUNCES NEW SENIOR VICE PRESIDENT

DOWNINGTOWN, PA - October 17, 2003 - DNB Financial Corporation, parent company of Downingtown National Bank, announces that Richard M. Wright has been appointed Senior Vice President in charge of Retail Banking and Marketing. Rick brings with him over 21 years of retail banking and marketing experience. He joins DNB from Firstrust Bank where he was Senior Vice President of Marketing. Prior to his experience at Firstrust, he was Regional Manager and Marketing Director for the oldest and most prominent bank in Saudi Arabia, Saudi Hollani Bank. Rick holds NASD Series 7 and 63 licenses along with Life, Health and Property & Casualty licenses.

"We are very excited to have such a dynamic individual whose strength in the domestic and international banking industry will certainly enhance our institution," said Henry F. Thorne, President and CEO of Downingtown National Bank.

Rick is a native of California. He received a BA in Marketing and Economics from California State University in 1975 and an MBA in Management Decision Systems from the University of Southern California in 1976. He resides in Exton with his wife, Carol.

Downingtown National Bank, the oldest independent bank in Chester County, operates nine branches centrally located throughout the county and offers more than 130 personal and business banking products and banking options, including banking by phone, Internet banking, and early morning drive-in teller lanes. For more information, see www.dnb4you.com on the Internet or call 610-269-1040.

















        4 Brandywine Avenue o Downingtown, PA 19335-0904 o (610) 269-1040